Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "BIMI INTERNATIONAL MEDICAL INC.", CHANGING ITS NAME FROM "BIMI INTERNATIONAL MEDICAL INC." TO "NF ENERGY SAVING CORPORATION", FILED IN THIS OFFICE ON THE NINTH DAY OF DECEMBER, A.D. 2022, AT 11:06 O`CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE NINTH DAY OF DECEMBER, A.D. 2022 AT 5 O'CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

3308701 8100
SR# 20224222808

Authentication: 205053413
Date: 12-09-22

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:06 AM 12/09/2022
FILED 11:06 AM 12/09/2022
SR 20224222808 - File Number 3308701

**CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
BIMI INTERNATIONAL MEDICAL INC.**

Pursuant to Section 228 and 242 of
the General Corporation Law of the
State of Delaware

BIMI INTERNATIONAL MEDICAL INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:

FIRST: A new second paragraph shall be and hereby is added to Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation as follows:

"Effective as of December 9, 2022 at 5 P.M., Eastern Time (the "Effective Time"), each ten shares of Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined, reclassified and converted into one (1) share of Common Stock without any further action by the Corporation or the holder thereof; provided, however, that if such reclassification results in any stockholder being entitled to fractional shares that when aggregated equal less than a whole share of Common Stock, such fractional shares shall be reclassified and converted from and after the Effective Time into one (1) whole share of Common Stock in lieu of such fractional shares."

SECOND: This Certificate of Amendment shall become effective as of December 9, 2022 at 5 P.M., Eastern Time.

THIRD: This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendments be considered by the stockholders of the Corporation. An annual meeting of stockholders of the Corporation was duly called upon notice in accordance with Section 222 of the DGCL and held on July 13, 2022, at which meeting the necessary number of shares were voted in favor of the proposed amendments. The stockholders of the Corporation duly adopted this Certificate of Amendment.

IN WITNESS WHEREOF, the Corporation has caused the Certificate of Amendment to be duly executed in its corporate name as of the 9th day of December, 2022.

BIMI INTERNATIONAL MEDICAL INC.

By: /s/ Tiewei Song
Name: Tiewei Song
Title: Chief Executive Officer